EXHIBIT 99.1

KemPharm Provides Updates Regarding its Board of Directors

Celebration, FL – September 20, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, announced today that, on September 18, 2019, Danny L. Thompson provided notice of  his resignation from the Company’s Board of Directors, citing personal health reasons.  Mr. Thompson’s resignation was effective immediately.

Named to KemPharm’s Board in 2007, Mr. Thompson, 55, served as an independent Director and Chairman of the Board’s Audit Committee. Following Mr. Thompson’s resignation, the Board has appointed Richard W. Pascoe, the Company’s Lead Independent Director and a standing member of the Audit Committee, to serve as Chairman of the Audit Committee, effective September 18, 2019.  In addition, the Board has also appointed David S. Tierney, M.D., to serve on KemPharm’s Audit Committee, joining Mr. Pascoe and Joseph B. Saluri. Subsequent to Mr. Thompson’s resignation, the Board reduced its size from six to five members.

“This announcement comes with a mix of sadness and gratitude,” said Travis C. Mickle, Ph.D., Chairman, President, Chief Executive Officer of KemPharm.  “Danny has been a member of our Board since KemPharm’s early days, and during that time, his business experience, financial acumen, and strategic thinking have, without question, made an immeasurable contribution to KemPharm’s growth and success.”  Dr. Mickle added, “I will be forever thankful for Danny’s service to our company, and we will keep him in our thoughts as he tends to his health with the support of his family and friends.”

Mr. Thompson commented, “Although I must resign from KemPharm’s Board for health reasons, it has been my privilege to serve the Company’s shareholders, its dedicated employees, management team and Board of Directors.  Through the last 12 years, KemPharm has grown significantly, and I believe the Company’s product candidates have tremendous potential benefits for patients.  I remain confident in the Company’s opportunities for success, particularly following the licensing agreement with an affiliate of Gurnet Point Capital.”

In addition to his years on KemPharm’s Board, Mr. Thompson has served as the President of Success Bank since 1998, adding the responsibility of Chief Executive Officer beginning in 2017, and also as Vice President of Garrett Bancshares, LTD, since 2006. From 1984 to 1997, he held several positions at Davis County Savings Bank including Executive Vice President of Operations, Trust Officer and Commercial Loan Officer.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com